REINVESTMENT AGREEMENT

dated as of

September 23, 2005

among

Bay Meadows Land Company, LLC,

Stockbridge HP Holdings Company, LLC,

Stockbridge Real Estate Fund II-A, LP,

Stockbridge Real Estate Fund II-B, LP,

Stockbridge Real Estate Fund II-T, LP,

Stockbridge Hollywood Park Co-Investors, LP

and

Churchill Downs Investment Company

TABLE OF CONTENTS
PAGE

ARTICLE 1  Definitions
Section 1.01 Definitions

ARTICLE 2  Option To Purchase; Purchase And Sale
Section 2.01 Option to Purchase
Section 2.02 Purchase and Sale

ARTICLE 3  Representations And Warranties Of Parent And The Company
Section 3.01 Existence and Power
Section 3.02 Authorization
Section 3.03 Authorizations
Section 3.04 Noncontravention
Section 3.05 Capitalization
Section 3.06 Compliance with Laws

ARTICLE 4  Representations And Warranties Of Investor
Section 4.01 Existence and Power
Section 4.02 Corporate Authorization
Section 4.03 Authorizations
Section 4.04 Noncontravention
Section 4.05. Compliance with Laws

ARTICLE 5  Transfers
Section 5.01 Restrictive Legend
Section 5.02 Restriction on Sale or Transfer of Option and Units

ARTICLE 6  Covenants Of Parent
Section 6.01 Capital Structure
Section 6.02 Amendment of Limited Liability Company Agreement
Section 6.03. Sale of Assets, Real Property and/or Racetrack Business

ARTICLE 7  Covenants Of Parent and the Company
Section 7.01 Payment of Reinvestment Dividend
Section 7.02. Affiliated Transactions

ARTICLE 8  Sale Of Interests Or Assets
Section 8.01 Sale Notice
Section 8.02 Procedure for Determining Fair Market Value of the Company
Section 8.03 Sale; Payment of the Sale Price
Section 8.04 Sale of Assets or the Units

ARTICLE 9  Covenants Of the Company, Parent and Investor; Closing Conditions
Section 9.01 HSR Application
Section 9.02. Other Consents
Section 9.03. Closing Conditions

ARTICLE 10 Termination
Section 10.01 Grounds for Termination
Section 10.02 Effect of Termination
Section 10.03 Option Revival

ARTICLE 11 Miscellaneous
Section 11.01 Payment of Taxes
Section 11.02 Notices
Section 11.03 Amendments and Waivers
Section 11.04 Successors and Assigns
Section 11.05 Governing Law
Section 11.06 Counterparts
Section 11.07 Entire Agreement
Section 11.08 Specific Performance

Exhibits and Schedules

Exhibit A	Form of Trigger Notice
Exhibit B	Form of Option Exercise Notice
Exhibit C	Limited Liability Company Agreement of Stockbridge HP Holdings LLC
Exhibit D	Representations and Warranties
Schedule A	Internal Rate of Return Illustration

REINVESTMENT AGREEMENT

AGREEMENT dated as of September 23, 2005 among Bay Meadows Land Company, LLC, a Delaware limited liability company (“BMLC”), Stockbridge Real Estate Fund II-A, LP, a Delaware limited partnership, as such limited partnership may from time to time be constituted (“Fund A”), Stockbridge Real Estate Fund II-B, LP, a Delaware limited partnership, as such limited partnership may from time to time be constituted (“Fund B”), Stockbridge Real Estate Fund II-T, LP, a Delaware limited partnership, as such limited partnership may from time to time be constituted (“Fund T”), Stockbridge Hollywood Park Co-Investors, LP, a Delaware limited partnership, as such limited partnership may from time to time be constituted (“Co-Investors” and, together with Fund A, Fund B, Fund T and Co-Investors, “Parent”), Stockbridge HP Holdings Company, LLC, a Delaware limited liability company (the “Company”), and Churchill Downs Investment Company, a Kentucky corporation (or an Affiliate (as defined below) of Churchill Downs Investment Company, collectively referred to as the “Investor”).

WHEREAS, BMLC and Churchill Downs California Company, a Kentucky corporation, have entered into an asset purchase agreement dated July 6, 2005 (as amended and assigned, the “Asset Purchase Agreement”) for the purchase and sale of real property and certain assets related to the operation of the horse racing facility known as Hollywood Park Racetrack;

WHEREAS, it is the intent of the parties hereto that the Investor be granted the right, subject to the terms and conditions set forth herein, to reinvest, directly or indirectly, in the Assets, including without limitation the Real Property, and the Racetrack Business being purchased by the Company pursuant to the Asset Purchase Agreement; and

WHEREAS, it is a condition precedent with respect to the Closing (as defined in the Asset Purchase Agreement) under the Asset Purchase Agreement that the Company grant to Investor an option (the “Option”) to purchase the Option Units (as defined herein), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“AAA” is defined in Section 2.01(i).

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, either through the ownership of all or part of any Person or by means of contract or management rights or otherwise.

“Alternative Structure” is defined in Section 6.01(b).

“Arbitration Notice” is defined in Section 2.01(i)(A).

“Asset Purchase Agreement” is defined in the recitals.

“Assets” means the Assets described in Section 2.1 of the Asset Purchase Agreement.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

“Capital Contributions” means the following amounts, without duplication, to the extent supported by reasonably detailed documentation made available to Investor:

(i) Net Equity; PLUS

(ii)   (A) costs and expenses (including, but not limited to, the fees and expenses of attorneys, advisors, consultants and agents) actually incurred by Parent, the Company and any Affiliate of Parent or the Company:

(1) to acquire the Real Property and other Assets, including any retention bonuses and the cost of any COBRA premiums paid by the Company pursuant to Section 11.2.1 of the Asset Purchase Agreement and the cost to the Company of any bonds required to be posted by the Company pursuant to Section 11.2.3 of the Asset Purchase Agreement,

(2) in connection with the sale of the Option Units,

(3) to seek or obtain the occurrence of a Trigger Event (but only to the extent that such costs and expenses are (a) appropriately allocable to Hollywood Park and not to Parent’s other racing properties, based upon the reasonably anticipated revenues to be generated at each such property as a result of gaming activities undertaken in response to a Trigger Event and (b) not otherwise reimbursed to the Company by Investor pursuant to Section 2.01(d) hereof);

(B) the Entitlement Costs;

(C) costs of interest and commitment and other financing fees (including, but not limited to, the fees and expenses of attorneys, advisors, consultants and agents) actually incurred by Parent, the Company and any Affiliate of the Company for any debt to finance the purchase, operation or development of the Real Property or the Racetrack Business; and

(D) the amount of any capital expenditures made with respect to the Assets, the Real Property or the Racetrack Business from the Closing Date (as defined in the Asset Purchase Agreement) through and including the Reinvestment Date, provided, however, that in the case of clause (C), solely to the extent that the aggregate amount of such costs exceeds the net cash provided by the operation of the Racetrack Business (determined prior to the deduction of the items set forth in clause (C) above to the extent such items were deducted in the calculation of the net cash); PLUS

(iii) the amount of any additional contributions to the Company by Parent and any Affiliate of the Company to fund operating losses; LESS

(iv) any net proceeds received by Parent and any Affiliate of the Company from debt financings or sales of assets by the Company (other than reimbursements for expenses incurred by Parent and any Affiliate of the Company on behalf of the Company) to the extent that such distributions exceed the cumulative net profit allocated to the capital accounts of Parent and any Affiliate of the Company.

Notwithstanding the foregoing, any costs, expenses or other amounts purported to be included in the calculation of Capital Contribution above paid or payable to any Affiliate or Related Party of Parent or the Company may be included in such calculation only to the extent such amounts are reasonable. The extent to which any such costs, expenses or amounts are reasonable shall be determined in the reasonable discretion of Investor, based upon terms and conditions that could have been obtained in an arms’-length transaction with an unaffiliated third party.

“Closing” means the consummation of the purchase and sale of the transactions described in the Asset Purchase Agreement.

“Closing Date” means the date of the Closing.

“Company” is defined in the recitals.

“Company EBITDA” means the annual adjusted net income attributable to the Racetrack Business for the relevant 12 month period ending on December 31st of each calendar year during the term of this Agreement determined in accordance with GAAP plus, to the extent any of the following amounts were deducted in calculating such adjusted net income:

(i) interest expense for such period;

(ii) income taxes for such period;

(iii) depreciation expense for such period;

(iv) amortization expense for such period;

(v) all other non-cash items reducing adjusted net income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period);

(vi) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures; and

(vii) any non-cash items for such period relating to severance and restructuring charges;

minus any non-cash items that increased such adjusted net income (excluding any such non-cash items to the extent it represents the reversal of an accrual or reserve for anticipated cash charges in any prior period). In the event that a determination of Company EBITDA is required for the 12 month period ending on December 31, 2005, such amount will be calculated on a pro-forma basis giving effect to the purchase of the Assets and Racetrack Business (and related transactions) pursuant to the Asset Purchase Agreement as of January 1, 2005.

“Default Unit Purchase” is defined in Section 2.02(e)(i).

“Diligence Notice” is defined in Section 2.01(c).

“Diligence Period” is defined in Section 2.01(c).

“Disputing Party” and “Disputing Parties” is defined in Section 2.01(i).

“Entitlement Costs” means the aggregate amount of costs and expenses actually incurred by Parent, the Company and any Affiliate of the Company (including, but not limited to, the fees and expenses of attorneys, architects, consultants and other advisors and any overhead costs such as reasonable travel and entertainment) to seek or obtain approval by all appropriate Governmental Authorities of the Company’s intended overall development of the Real Property.

“Final Buyer” is defined in Section 8.03(b).

“Fully-Diluted Basis” means the aggregate number of Units outstanding plus the number of Units issuable upon exercise or conversion of any rights, options, warrants or other convertible, exercisable or exchangeable securities then outstanding.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any domestic or foreign court, commission, tribunal or any governmental agency or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Diligence Period” is defined in Section 2.01(e).

“Internal Rate of Return” means the rate of return (calculated as provided below, taking into account the time value of money), which (x) the Purchase Price for which the return is being calculated represents on (y) the aggregate Capital Contributions made by Parent and any Affiliate of the Company as of such date. In determining the Internal Rate of Return, the following shall apply:

(i) all present value calculations are to be made as of the date Capital Contributions were contributed to the Company;

(ii) the Internal Rate of Return shall be conclusively determined (absent manifest error) by using the XIRR function in Microsoft Excel 2003 (or any newer version of Microsoft Excel then broadly in use by Parent) and by inputting the dates and amounts of all Capital Contributions by Parent (any amounts contributed to the Company prior to the date hereof being deemed for this purpose to have been contributed on the date hereof). If the XIRR function shall no longer be available in any newer version of Microsoft Excel then broadly in use by Parent, or has been materially altered from the XIRR function in Microsoft Excel 2003, the Internal Rate of Return shall be conclusively determined (absent manifest error) by using the XIRR function in Microsoft Excel 2003 or by the comparable function in the newer version of Microsoft Excel then broadly in use by Parent or another comparable software program, as determined by Parent and reasonably accepted by Investor;

(iii) the rates of return shall be per annum rates and all amounts shall be calculated on a monthly basis and compounded on an annual basis on the basis of a twelve month year;

(iv) Parent shall in good faith prepare and deliver to Investor along with the Trigger Notice in accordance with Section 2.01(b) hereof a statement with reasonably detailed calculations of the Purchase Price payable as of the date of the Trigger Notice;

(v) Solely for purposes of illustration, Schedule A attached to this Agreement sets forth an example of the calculation of the Purchase Price with respect to the aggregate Capital Contributions assumed in such illustration as of the dates set forth therein; and

(vi) if, prior to the date upon which it is required to pay the Reinvestment Price, Investor disputes the calculation described in subparagraph (ii) above of the Purchase Price paid by Parent and any Affiliate of the Company then the Investor shall inform Parent of any questions or disputes within five days of its receipt of such calculation. If the parties are unable to agree upon the proposed Purchase Price, any disputes will be resolved a nationally recognized accounting firm that is mutually acceptable to the parties and such firm’s determination shall be deemed conclusive absent manifest error.

“Investor” is defined in the recitals.

“Lien” means with respect to any property or asset, any mortgage, claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, restriction or other adverse claim of any kind (whether on voting, sale, transfer, disposition or otherwise) in respect of such property or asset, whether imposed by agreement, understanding, law, equity or otherwise.

“Majority Member” is defined in Section 8.01(a).

“Majority Member Notice” is defined in Section 8.03(b).

“Majority Valuation Firm” is defined in Section 8.01(b).

“Minority Member” is defined in Section 8.01(a).

“Minority Valuation Firm” is defined in Section 8.01(b).

“Net Equity” shall mean $260,000,000, as such Purchase Price (for purposes of this definition only, as defined in the Asset Purchase Agreement) may be adjusted pursuant to the Asset Purchase Agreement, less any portion of such amount that is financed with debt of the Company, the Parent or any Affiliate of the Company or the Parent (or, without duplication, debt that is secured by the assets or properties of the Parent, Company or any Affiliate thereof) on the Closing Date.

“Option” is defined in the recitals.

“Option Deposit” means the amount equal to five percent of the Reinvestment Payment.

“Option Exercise Notice” is defined in Section 2.01(d).

“Option Units” means the number of Units that Investor is permitted to purchase upon exercise of the Option, as set forth in Section 2.01(f).

“Parent” is defined in the recitals.

“Paying Agent” is defined in Section 8.03(c).

“Percentage” means the percentage share of all Units of the Company (determined on a Fully-Diluted Basis) that Investor will own after exercise of the Option.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Agreement” is defined in Section 2.01(e).

“Purchase Price” means the payment (expressed in U.S. dollars) that is required so that, if such Purchase Price were to be paid to Parent for 100% of the equity of the Company on the Reinvestment Date, Parent and any Affiliate of the Company would have received the Internal Rate of Return equal to 13% on its aggregate Capital Contributions as of such date; provided, that if Investor elects to extend the Diligence Period as permitted by Section 2.01(d) below, the rate of return shall be an Internal Rate of Return of 13% up to the date of the first such extension (that is, up to the date that is six months after the date of the Trigger Notice) and an Internal Rate of Return equal to 18% thereafter through the Reinvestment Date.

“Racetrack Business” means the operation of the Hollywood Park Racetrack on a portion of the Real Property.

“Real Property” means that certain real property described in Section 2.1.1 of the Asset Purchase Agreement.

“Redevelopment Date” means the date, which in any event shall not be any earlier than three years after the date of this Agreement, on which the following conditions are satisfied: (1) the Company has ceased to operate the Racetrack Business, (2) the City of Inglewood has approved a general plan amendment and a conforming zone change so as to provide the primary entitlements for the Company’s intended overall development of the Real Property and (3) the Company has commenced the redevelopment of the Real Property pursuant to the plan approved by the City of Inglewood and states in a certificate signed by its chief executive officer that such redevelopment has commenced.

“Reinvestment Date” means the date on which the Company shall issue the Option Units to Investor.

“Reinvestment Dividend” means a distribution in an amount equal to the Reinvestment Payment that shall be paid by the Company to Parent and certain Affiliates of the Company on the Reinvestment Date less any costs and expenses incurred by the Company and included in the calculation of Capital Contribution, but not yet paid as of the Reinvestment Date.

“Reinvestment Payment” is defined in Section 2.02.

“Related Party” means an executive officer, director or manager, 10% equityholder (including any executive officers, directors or members thereof) or Affiliate of the Company at such time, any present or former known spouse of any such executive officer, director, member, equityholder or Affiliate of the Company or any trust or other similar entity for the benefit of any of the foregoing Persons.

“Sale Notice” is defined in Section 8.01(a).

“Sale Price” is defined in Section 8.03(a).

“Second Diligence Period” is defined in Section 2.01(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockbridge Funds” is defined in Section 6.01(b).

“Subsidies Agreement” is defined in Section 2.01(a).

“Termination Date” shall have the meaning provided in Section 10.01.

“Third Diligence Period” is defined in Section 2.01(c).

“Third Party Sale” is defined in Section 8.04.

“Trigger Event” is defined in Section 2.01(a).

“Trigger Notice” is defined in Section 2.01(b).

“Units” means the membership units of the Company.

ARTICLE 2
Option To Purchase; Purchase And Sale

Section 2.01 Option to Purchase.

(a) Upon the terms and subject to the conditions set forth below, the Company agrees to sell to Investor, and Investor agrees to purchase from the Company, the Option Units. Investor shall be entitled to a one time right to purchase the Option Units upon the earliest to occur of the following (each a “Trigger Event”):

(i) the date any federal or California state law becomes effective, including without limitation the effectiveness of any and all necessary governmental and/or regulatory actions related thereto, that authorizes Class II or Class III gaming (as defined in the federal Indian Gaming Regulatory Act), and permits the introduction of electronic gaming devices, in conjunction with the Racetrack Business or

(ii) the date any federal or California state law becomes effective (if not covered by (i) above), including without limitation the effectiveness of any and all necessary governmental and/or regulatory actions related thereto, that authorizes any other gaming not authorized under applicable laws as of the date hereof, in conjunction with the Racetrack Business, or

(iii) any agreement (the “Subsidies Agreement”) becomes effective between the Company and (A) the State of California or any agency, bureau or department thereof or (B) any Indian Tribe recognized by the United States Bureau of Indian Affairs, pursuant to which the Company will receive cash subsidies, if in the case of (ii) or (iii), the revenues or subsidies therefrom, when added to the Company EBITDA from the Racetrack Business during the calendar year that ended immediately prior to the effective date of such new gaming authorization or Subsidies Agreement, would result in pro-forma Company EBITDA for such year that is greater than $40 million; provided, that any Subsidies Agreement shall be reasonably likely to provide an equal or greater level of subsidies to the Company for not less than three years. The determination as to the amount of projected incremental revenues or subsidies referenced in (ii) and (iii) above shall be made by (X) The Innovation Group, (Y) Christiansen Capital Advisors LLC, or (Z) such other consultant, as the Investor and Parent may mutually agree.

(b) Upon the occurrence of a Trigger Event (provided, that this Agreement shall not have been earlier terminated pursuant to the terms of Section 10.01 herein), the Company shall within 15 days provide notice, in the form attached hereto as Exhibit A (a “Trigger Notice”), to Investor of the occurrence of such event.

(c) Delivery of Diligence Notice; Initial Diligence Period; Extensions of Diligence Period. Within 30 days following receipt of the Trigger Notice, the Investor may provide the Company with notice of its intention to commence its due diligence review of the Company (the “Diligence Notice”). Upon delivery of the Diligence Notice, the Investor shall have an initial period of six months to conduct its due diligence examination of the Company (such initial diligence period referred to herein as the “Initial Diligence Period” and, as may be extended pursuant to the remainder of this Section 2.02(c), the “Diligence Period”). On or before the last day of the Initial Diligence Period, Investor may notify the Company and Parent in writing of its election to extend the Diligence Period for an additional six months (the “Second Diligence Period”), in which event the Diligence Period shall be so extended to the first anniversary of the date of the Diligence Notice. On or before the last day of the Second Diligence Period, Investor may notify the Company and Parent in writing of its election to extend the Diligence Period for an additional six months, in which event the Diligence Period shall be so extended to the date that is 18 months following the date of the Diligence Notice (the “Third Diligence Period”). In no event shall the Diligence Period be extended past the date that is 18 months following the date of the delivery or deemed delivery (as provided below) of the Diligence Notice.

During the Initial Diligence Period and until the end of any extended Diligence Period, the Company will:

(i) during ordinary business hours and upon reasonable notice from the Investor, permit the Investor and its authorized representatives to have access to the personnel, offices, properties, books, records and all assets and properties of the Company, including without limitation the Racetrack Business, in order to make such inspections, tests, and investigations as the Investor shall deem appropriate (including without limitation, such Phase II or other intrusive environmental investigations as the Investor may reasonably deem appropriate),

(ii) furnish, as soon as reasonably practicable, to the Investor or its authorized representatives such other information in the Company’s possession with respect to its assets and properties, including without limitation, the Racetrack Business as the Investor may from time to time reasonably request (including financial information of the Company) and

(iii) otherwise reasonably cooperate in the due diligence examination of the Company by the Investor.

Subject to the provisions of this Section and Section 2.01(i) below, in the event the Company does not receive, or is not deemed to receive, a Diligence Notice from the Investor within the 30 day period specified above, the Option shall immediately terminate and no longer be exercisable and this Agreement shall terminate pursuant to Section 10.01. In the event the parties hereto commence arbitration proceedings pursuant to Section 2.01(i) the Arbitration Notice shall be deemed a Diligence Notice for all purposes hereunder and Investor shall have the right to conduct its due diligence examination of the Company for the Diligence Period in accordance with this Section 2.01(c); provided, however, that the Initial, Second and Third Diligence Periods shall be automatically extended during the pendency of any arbitration, but the Diligence Period shall not be extended past the date that is 18 months after the date of delivery or deemed delivery of a Diligence Notice as a result of such arbitration proceedings or any outcome of such arbitration proceedings.

(d)   (i) Delivery of Option Exercise Notice. In the event the Investor intends to exercise the Option upon completion of its due diligence examination of the Company, on or prior to 5:00 p.m. (Pacific Time) on the last day of the Diligence Period (including for the avoidance of doubt any extensions of such Diligence Period as set forth in Section 2.02(c)) , the Investor shall deliver a notice, in the form attached hereto as Exhibit B (an “Option Exercise Notice”), to Parent and the Company of its intent to exercise the Option and the Percentage that it wishes to acquire (if it is less than the full number to which it is entitled pursuant to subsection (f) below).

(ii) Sharing of Certain Expenses. If the Investor elects to extend the Diligence Period beyond the Initial Diligence Period pursuant to paragraph (c) above, then it shall promptly (upon the delivery from time to time of reasonably detailed documentation and invoices) reimburse the Company for 50% of the costs and expenses (including, but not limited to, the fees and expenses of attorneys, advisors, lobbyists, consultants and agents) actually incurred by the Parent, the Company and any Affiliate of the Company from and after the date that is 90 days following the date of the Trigger Event and to and including the Reinvestment Date related to the Trigger Event (but only to the extent that such costs and expenses are appropriately allocable to Hollywood Park and not to Parent’s other racing properties, based upon the reasonably anticipated revenues to be generated at each such property as a result of gaming activities undertaken in response to a Trigger Event), whether or not Investor elects to purchase the Option Units, provided, that Investor shall not be responsible for additional expenses incurred after the delivery of a notice to end the Diligence Period as permitted in (iii) below. The parties agree that the expenses to be shared are those set forth above that relate to securing the Company’s legal right (including necessary permits) to operate the additional gaming activities related to the Trigger Event, and not capital expenditures. To the extent Investor reimburses any costs and expenses pursuant to this paragraph, such amounts shall be treated as additional contributions to Investor’s capital account with the Company should Investor consummate the purchase of the Option Units, but Investor shall not receive any additional Units with respect to such amounts.

(iii) Revocability of Diligence Notice. The Investor shall be entitled to end its Diligence Period at any time prior to the delivery of an Option Exercise Notice, for any reason or no reason, by delivering notice thereof to the Company and Parent, and the Diligence Period shall end on the date of such written notice.

(iv) Termination of Option. In the event the Company and Parent do not receive an Option Exercise Notice within the Initial or any extended Diligence Period, the Option shall immediately terminate and no longer be exercisable and this Agreement shall terminate pursuant to Section 10.01.

(e) As soon as practicable following the date of the Option Exercise Notice, but in no event later than the date that is six months after the delivery or deemed delivery of the Diligence Notice, the Company, Parent and the Investor shall use their commercially reasonable efforts to negotiate in good faith a Unit purchase and sale agreement (the “Purchase Agreement”), in form and substance reasonably satisfactory to the Investor and the Company, with customary representations, covenants, indemnification provisions and conditions precedent, including without limitation, the condition precedent of satisfaction or waiver of all governmental or third party registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers required under applicable law to be obtained by the Company, Parent and/or the Investor in order to consummate the exercise of the Option and the purchase of the Option Units. The parties agree that a Purchase Agreement with provisions generally similar to those set forth in the Asset Purchase Agreement shall be deemed a reasonably satisfactory agreement for purposes of this Section 2.01(e); provided, that the parties agree that the extent to which terms and conditions of the Purchase Agreement as set forth in the Asset Purchase Agreement are deemed to be reasonably satisfactory are to be viewed in light of the facts, circumstances and status of gaming regulation in effect at the time of such negotiations.

(i) In the event the parties do not enter into a definitive Purchase Agreement prior to the completion of the Diligence Period, the Investor, in its sole and absolute discretion, shall nevertheless have the right to purchase the Option Units without any such Purchase Agreement by delivery of the Reinvestment Payment (or, if any filing is required pursuant to the HSR Act, the Option Deposit) in immediately available funds by wire transfer to an account designated by the Company on the date that is 10 days following the end of the Diligence Period (unless a different date is agreeable to the Parent and the Investor); provided, however, that, if by such date the terms set forth in Section 2.01(e)(ii)(A) through (C) have not been satisfied (or waived by Investor), the Reinvestment Payment or the Option Deposit, as applicable, shall be delivered on such date immediately following the satisfaction of the terms set forth in Section 2.01(e)(ii)(A) through (C) (a “Default Unit Purchase”); provided further, however, that if any filing is required pursuant to the HSR Act, Investor shall remit an amount equal to the Reinvestment Payment less the Option Deposit within 10 Business Days following the expiration or termination of applicable waiting periods under the HSR Act. If the purchase and sale of the Option Units fails to occur for any reason (other than a result of a material breach of this Agreement by Investor), the Option Deposit shall be immediately returned to Investor. Notwithstanding any failure of the parties to enter into a Purchase Agreement, Parent, the Company and the Investor shall reasonably cooperate with each other in promptly making all necessary filings and obtaining all permits, licenses, approvals, authorizations and consents required in order to consummate the purchase and sale of the Option Units and the transactions related thereto, including without limitation, any filings required under the HSR Act.

(ii) If the parties do not enter into a definitive Purchase Agreement and the Investor purchases the Option Units pursuant to a Default Unit Purchase, the Company, Parent and Investor hereby agree that, notwithstanding anything to the contrary set forth in this Agreement or the limited liability company agreement of the Company:

(A) the representations and warranties of each of the Company and Parent set forth in Article 3 of this Agreement except as otherwise disclosed to Investor in writing, and as set forth on Exhibit D, shall be true and correct in all material respects as of the Reinvestment Date as though made at and as of that date and the Company and Parent shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by such entity at the Reinvestment Date;

(B) the conditions precedent to the closing of the sale and purchase of the Option Units set forth in Section 9.03 hereof shall have been satisfied in all material respects or waived by the Investor, in its sole discretion; and

(C) the Company and Parent shall have delivered a certificate signed by their respective executive officers certifying that the provisions set forth in this Section 2.01(e)(ii)(A) and (B) have been satisfied.

(f) Following payment of the full amount of the Reinvestment Payment, pursuant to the Purchase Agreement or Default Unit Purchase, the Company shall promptly issue to Investor a sufficient number of Units such that, following such issuance and the corresponding distribution of the Reinvestment Dividend to Parent, as of such relevant date, Investor’s percentage ownership of all Units determined on a Fully-Diluted Basis is equal to the percentage set forth in the table below (or any lesser number of Units that Investor has specified in its Option Exercise Notice):

If the Diligence Notice is Delivered or Deemed Delivered	Percentage (on a Fully-Diluted Basis)
On or Before September 23, 2006	80%
After September 23, 2006 and on or before September 23, 2007	70%
After September 23, 2007 and on or before September 23, 2008	60%
After September 23, 2008 and on or before September 23, 2009	49%
After September 23, 2009 and on or before September 23, 2010	40%
After September 23, 2010 and on or before September 23, 2011	30%
After September 23, 2011 and on or before September 23, 2012	20%
After September 23, 2012 and on or before September 23, 2013	10%

For avoidance of doubt, the maximum Percentage (on a Fully-Diluted Basis) subject to Investor’s Option hereunder shall be determined for all purposes as of the date of the delivery or deemed delivery of the Diligence Notice, delivered by Investor to Company and Parent, notwithstanding any extensions of the Diligence Period or any delays in consummating the Investor’s purchase of Units thereafter.

(g) If Investor consummates the purchase of fewer than the full number of Units to which it is entitled, then the Option shall expire and be of no further effect with respect to the unexercised portion. In no event, however, may Investor elect to purchase or obtain exactly 50% of the Units.

(h) In no case shall the Parent or Company be required to postpone or otherwise delay the planned development of the Real Property, or any sale or transfer of the Assets or Real Property or the Racetrack Business (except during the periods described in Sections 6.03 and 7.02) or have any duty or other obligation to take or omit to take any action, at any time after the date hereof, to facilitate Investor’s exercise of the Option or generally with respect to the Real Property, the Racetrack Business or the other Assets or the management thereof, other than as specifically set forth in this Agreement or the Transaction Documents (as defined in the Asset Purchase Agreement).

(i) Any dispute or difference between or among the parties (such parties being referred to individually as a “Disputing Party,” and, together, as the “Disputing Parties”) arising out of or with respect to the occurrence or non-occurrence of a Trigger Event, which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. The parties intend this Section 2.01(i) to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. Section 1, et seq.), including any amendments to that Act which are subsequently adopted. In recognition of the fact that resolution of any disputes with respect to the occurrence or non-occurrence of a Trigger Event in the courts is rarely timely or cost effective for either party, the Disputing Parties enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure. The arbitration will be conducted using “fast track” procedures designed to result in a decision no later than 180 days after the commencement of the arbitration and the parties hereto agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and obtain a final decision from the arbitrator no later than 180 days after the commencement of the arbitration.

                (A)  Any Disputing Party may request the American Arbitration Association (the “AAA”) to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA, who shall be a retired judge or who shall have been engaged in the private practice of law for not less than fifteen (15) years immediately prior to appointment as arbitrator pursuant to this Agreement, and who is, in any such case, not affiliated with any party in interest to such arbitration (such request an “Arbitration Notice”). Such designation shall be pursuant to the rules and procedures of the AAA whereby the AAA will circulate a list of 12-15 proposed arbitrators to both Parties and such Parties will promptly reply to the AAA in accordance with the rules and regulations of the AAA.

(B)  The arbitration hearings shall be held in Los Angeles, California or such other place as may be mutually agreed. Each Party shall submit its case to the arbitrator within 60 days of the selection of the arbitrator or within such longer period as may be agreed by the arbitrator. The arbitrator may resolve any and all disputes regarding discovery in connection with the arbitration. The arbitrator’s decision shall be in writing and need only set forth which of the Parties’ positions is correct. The arbitrator shall deliver a copy of the decision to each Party personally or by registered mail within 10 days after the arbitration hearing.

(C)  Each Party shall bear its own costs in connection with any such arbitration, including, without limitation, (i) all legal, accounting, and any other professional fees and expenses and (ii) all other costs and expenses each Party incurs to prepare for such arbitration. Other than set forth above, each side shall pay (iii) one-half of the fee and expenses of the arbitrator and (iv) one-half of the other expenses that the Parties jointly incur directly related to the arbitration proceeding.

(D)  Except as provided above, arbitration shall be based, insofar as applicable, upon the Rules of the AAA, but limited and conducted with regard to pre-hearing discovery as follows: (i) no later than 45 days prior to the arbitration hearing, each Party shall identify to the other any persons who may be called as an expert witness, describe the subject matter about which the expert is expected to testify, and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the opinions held by the expert, and make available any reports produced by any such expert (or the bases upon which such expert formed an opinion if no such report was created), as well as similar information for any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert’s opinions have been reviewed by an expert witness who is expected to testify, (ii) as specified in more detail below, discovery shall be limited to the request for and production of documents, three factual depositions (that is, depositions of persons other than proposed expert witnesses), three depositions of expert witnesses and three sets of interrogatories; (iii) the duration of each deposition shall be limited to two days; (iv) interrogatories shall be allowed only as follows: a party may request the other party to identify (by name, last known address and telephone number) all persons having knowledge of facts relevant to the dispute and a brief description of that person’s knowledge, and may include so-called “contention interrogatories”; and (v) document discovery conducted in the course of such an arbitration shall be limited so that neither Party shall be required to respond to more than two specific sets of requests for documents, not including the required expert disclosures set forth above.

(E)  The Parties hereby waive any right of appeal to any court on the merits of the dispute.

Section 2.02 Purchase and Sale. The closing of the sale of the Option Units pursuant to a Purchase Agreement shall occur as soon as practicable following the expiration of the Diligence Period and the satisfaction or waiver of applicable closing conditions (unless a different date is chosen by mutual agreement of the Investor and the Company). The closing of the sale of the Option Units pursuant to a Default Unit Purchase shall occur on the date that is 10 days following the end of the Diligence Period (unless a different date is agreeable to the Parent and the Investor); provided, however, that, if by such date the terms set forth in Section 2.01(e)(ii)(A) through (C) have not been satisfied or waived by Investor, such closing date shall occur on such date immediately following the satisfaction (or waiver by Investor) of the terms set forth in Section 2.01(e)(ii)(A) through (C). The amount of cash payable by Investor for the Option Units shall be (a) the Purchase Price multiplied by (b) the Percentage, and shall be referred to herein as the “Reinvestment Payment”.

ARTICLE 3
Representations And Warranties Of Parent And The Company

Parent and the Company, jointly and severally, hereby represent and warrant to Investor, as of the date hereof, that:

Section 3.01 Existence and Power. Each of Parent and the Company is a limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all powers required to carry on its business as now conducted. Each of Parent and the Company has all requisite power and authority required to execute and deliver this Agreement and to perform its respective obligations hereunder. The limited liability agreement of the Company and all amendments thereto as in effect on the date hereof (all of which are certified by an authorized officer of the Company as of the date hereof), have been made available to the Investor, and are complete and correct as of the date hereof.

Section 3.02 Authorization. The execution, delivery and performance by each of Parent and the Company of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by each of Parent and the Company. This Agreement has been duly executed and delivered by each of Parent and the Company, and constitutes the legal, valid and binding obligation of each of Parent and the Company, enforceable against each such entity in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors’ rights generally (regardless of whether considered in a proceeding in equity or at law).

Section 3.03 Authorizations. Except as may be required by the HSR Act and the California racing authorities, neither Parent nor the Company is required to file, seek or obtain any approval, authorization, consent or order or action of or filing with any Governmental Authority or any other Person in connection with the execution and delivery by Parent or the Company, as applicable, of this Agreement or the consummation of the transactions contemplated herein.

Section 3.04 Noncontravention. The execution, delivery and performance by each of Parent and the Company of this Agreement (i) do not or will not violate (A) the limited liability company or limited partnership agreement (or such equivalent governing documents, as the case may be) of each of Parent and the Company or (B) any applicable law, rule, regulation, judgment, award or decree to which the Parent or the Company, as applicable, is a party, or by which Parent or the Company, as applicable, or their respective assets and properties are bound, or (ii) result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or the Company, as applicable, or to a loss of any benefit relating to any of their respective assets or properties to which Parent or the Company, as applicable, is entitled under any provision of any indenture agreement or other instrument binding upon Parent or the Company, as applicable, or by which any of their respective assets or properties is or may be bound, or (iii) result in the creation or imposition of any Lien upon any of such assets or properties.

Section 3.05 Capitalization. As of the date hereof, there are 10,000 Units issued and outstanding to the members of the Company. All of such issued and outstanding Units have been validly authorized and issued and are validly outstanding, fully paid and nonassessable. There are not authorized, issued or outstanding any options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, relating to the sale, issuance or repurchase of, conversion into or exchange for any securities of the Company, other than pursuant to this Agreement. The Company has reserved for issuance and delivery upon exercise of the Option a number of Units sufficient to permit the exercise in full of the Option. Upon exercise of the Option, the outstanding Units will be duly authorized, validly issued and fully paid and non-assessable.

Section 3.06. Compliance with Laws. Each of the Company and Parent is in compliance with all material applicable federal, state and local statutes, ordinances and regulations, and all applicable decisions of all courts, administrative agencies and tribunals having jurisdiction over the Company or Parent, as applicable, and neither is subject to any liability or obligation as a result of any failure to so comply prior to the date of this Agreement. All Units heretofore issued by the Company have been issued in compliance with federal and state securities laws.

ARTICLE 4
Representations And Warranties Of Investor

Investor hereby represents and warrants to Parent and the Company, as of the date hereof, that:

Section 4.01 Existence and Power. Investor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, and has all powers required to carry on its business as now conducted. Investor has all requisite corporate power and authority required to execute and deliver this Agreement and to perform its obligations hereunder.

Section 4.02 Corporate Authorization. The execution, delivery and performance by Investor of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by all necessary corporate action by Investor. This Agreement has been duly executed and delivered by Investor, and constitutes the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors’ rights generally (regardless of whether considered in a proceeding in equity or at law).

Section 4.03 Authorizations. Except as may be required by HSR Act or California racing authorities, the Investor is not required to file, seek or obtain any approval, authorization, consent or order or action of or filing with any Governmental Authority or any other Person in connection with the execution and delivery by Investor of this Agreement or the consummation of the transactions contemplated herein.

Section 4.04 Noncontravention. The execution, delivery and performance of this Agreement by Investor do not or will not violate (i) the Articles of Incorporation or By-laws of Investor or (ii) any applicable law, rule, regulation, judgment, injunction, order or decree binding upon Investor.

Section 4.05. Compliance with Laws. The Investor is in compliance with all material applicable federal, state and local statutes, ordinances and regulations, and all applicable decisions of all courts, administrative agencies and tribunals having jurisdiction over the Investor and it is not subject to any liability or obligation as a result of any failure to so comply prior to the date of this Agreement.

ARTICLE 5
Transfers

Section 5.01 Restrictive Legend.

(a) Investor hereby agrees and acknowledges that the Units have not been registered under the Securities Act and may not be transferred to any Person in the absence of (i) an effective registration statement under the Securities Act with respect to the Units and registration or qualification of the Units under any United States federal or state securities laws then in effect or (ii) an opinion of counsel reasonably satisfactory to Parent and the Company that such registration and qualification are not required.

(b) Each certificate for Units issued pursuant to this Agreement shall bear the following legend for so long as such securities constitute restricted securities (as such term is defined in the regulations under the Securities Act):

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of except in compliance with such laws.”

(c) The Units shall also bear a legend stating that their transfer or sale is restricted by the terms of this Agreement (which legend shall be removed when such restrictions no longer apply).

Section 5.02 Restriction on Sale or Transfer of Option and Units. No party to this Agreement will sell, pledge, encumber or otherwise transfer, or agree to sell, pledge, encumber or otherwise transfer, directly or indirectly, the Units held by such party, the Option or any rights under this Agreement without the prior written consent of the other parties hereto, which may be provided or denied in such party’s sole discretion, except:

(i) for transfers of such Units, Option or any rights under this Agreement to any Affiliate of any party hereto or any third party successor by merger or acquirer of more than 50% of the equity or all or substantially all of the assets of Churchill Downs Incorporated or all of the Stockbridge Funds, as applicable and

(ii) that Parent may sell or transfer up to 25% of the aggregate of its Units to any person or entity that in its good faith judgment will be beneficial to the proposed redevelopment of the Real Property, provided, that such person or entity will not adversely affect the ability of the Company to satisfy the requirements of federal or state or other applicable gaming laws and regulations and provided, further, that such transferee agree in writing to be bound by the terms of this Agreement and that such transfer shall not adversely affect any of Investor’s rights under this Agreement, including without limitation, Investor’s ability to acquire the full Percentage to which it is entitled under Section 2.01(f).

ARTICLE 6
Covenants Of Parent

Section 6.01 Capital Structure.

(a) Except with the prior written approval of the Investor, neither Parent nor the Company will, prior to the Reinvestment Date, amend in any manner the limited liability company agreement of the Company to create or authorize the creation of or issue (including, without limitation, by way of recapitalization), or obligate itself to authorize or issue any Units of any equity securities of the Company, or any other security exercisable for or convertible into any shares of equity securities of the Company, whether any such creation or authorization shall be by means of amendment of the limited liability company agreement of the Company, or by merger, consolidation or otherwise.

(b) Alternative Structure.

(i) It is understood and agreed that, subject to paragraph (b)(iii) below, the Company may implement various ownership and leasing arrangements with respect to the Assets that are designed to optimize the structure for investors in one or more investment funds that are Affiliates of Parent (the “Stockbridge Funds”) and to comply with certain requirements as to structuring investments contained in the operative agreements for the Stockbridge Funds (any such arrangement being referred to as an “Alternative Structure”). Subject to paragraph (iii) below, an Alternative Structure may include (without limitation) (x) causing one Affiliate to own certain of the Assets and to lease such Assets to a second Affiliate; and (y) causing one or more of the Stockbridge Funds or other Affiliates to own direct interests in one or more of the Affiliates described in clause (x).

(ii) If an Alternative Structure is implemented, then

(A) Investor’s Option to purchase the Option Units in the Company shall be automatically amended so that, to the extent necessary for Investor to acquire in the aggregate the same economic interest and governance interest in the Assets that the Option Units would have represented had there been no Alternative Structure, Investor will have the right to purchase interests in all such Affiliates of the Company that hold interests in the Assets and all relevant governance documents shall be amended as may be necessary or appropriate in order to effectuate the provisions of this Agreement;

(B) the Reinvestment Payment shall be adjusted as appropriate to reflect amounts incurred by or contributed to such Affiliates in a manner consistent with the provisions of this Agreement; and

(C) the parties shall cooperate in implementing such other adjustments as may be required to effectuate the intent of this Agreement.

(iii) The parties acknowledge and agree that if an Alternative Structure is implemented, then any exercise of the Option pursuant to this Agreement shall be implemented in such a way as (1) to provide Investor with the same aggregate economic interest and governance interest that the Option Units would have represented had there been no Alternative Structure, and (2) to cause no material adverse effect to Investor or to the Investor’s rights under this Agreement to reinvest, directly or indirectly, in the Assets, including without limitation the Real Property, and the Racetrack Business.

Section 6.02 Amendment of Limited Liability Company Agreement. Concurrent with the issuance of the Option Units, Parent shall cause the limited liability company agreement of the Company, which shall be substantially in the form attached hereto as Exhibit C, to be amended effective as of the Reinvestment Date so that (i) the Majority Member has the right to appoint a majority of the members of the management board of the Company, (ii) the management board of the Company shall consist of at least one member appointed by each Stockbridge Fund and at least one member appointed by the Investor, and (iii) to add the following provisions:

(a) For so long as each of Parent and Investor own 20% or more of the outstanding Units in the Company, the Company shall continue to conduct its business and maintain the Real Property and the other Assets in the ordinary course consistent with past practice or consistent with this Agreement. In addition, the Company shall maintain appropriate levels of indebtedness to reflect prevailing market practices for investments of this type by institutional investors, as determined in the good faith reasonable judgment of the Majority Member. Furthermore, except as expressly provided for in this Agreement or as consented to in writing by Parent and Investor, neither the Company nor any of the Affiliates that are formed for the purpose of implementing the Alternative Structure will:

(i) amend its limited liability company agreement;

(ii) split, combine or reclassify any Units or issue any additional Units;

(iii) declare or pay any dividend or distribution of any kind (whether in cash, membership units or property) in respect of the Company’s Units, except the Reinvestment Dividend and dividends or distributions that are paid to each member of the Company in proportion to such member’s Percentage interest;

(iv) amend any Alternative Structure that has been implemented;

(v) merge or consolidate with any other Person;

(vi) acquire any interest in any corporation, partnership or other business organization or any subsidiary thereof or any material amount of assets from any other Person;

(vii) sell, lease, sublease, license or otherwise dispose of any Assets or portion of the Real Property or any other material assets or property of the Company or any Affiliate except (A) pursuant to existing contracts or commitments, (B) in the ordinary course consistent with past practice or (C) in accordance with Section 8.04 hereof; or

(viii) enter into any agreement or commitment to do any of the foregoing.

Section 6.03. Sale of Assets, Real Property and/or Racetrack Business. Notwithstanding anything to the contrary set forth herein, Parent shall not, and shall cause the Company not to, sell, lease, convey, transfer or other otherwise dispose of, or enter into any agreement to sell, lease, convey, transfer or otherwise dispose of, any material parts of the Assets, Real Property and/or the Racetrack Business prior to September 23, 2008.

ARTICLE 7
Covenants Of Parent and the Company

Section 7.01 Payment of Reinvestment Dividend. Immediately following the receipt by the Company of the Reinvestment Payment, the Company shall issue the Reinvestment Dividend to Parent in immediately available funds by wire transfer to an account designated by Parent.

Section 7.02. Affiliated Transactions. Subject to Section 6.01(b), promptly following the delivery of the Option Exercise Notice by the Investor, but in any event no later than immediately prior to the Reinvestment Date, Parent and the Company shall take such actions as are necessary to ensure that effective as of the Reinvestment Date (a) the operations of the Racetrack Business shall be conducted entirely by and through the Company or its wholly-owned subsidiaries, (b) the Company will conduct no business or incur or assume any liabilities other than those pertaining to the Racetrack Business and seeking entitlements for the development of the Real Property and (c) no Related Party of the Company except as otherwise set forth in this Agreement shall (i) have any interest in any of the Assets, including without limitation the Real Property, or any other property (real or personal, tangible or intangible) that the Company then uses or has used in or pertaining to the Racetrack Business or (ii) have any business dealings or a financial interest in any transaction with the Company relating to the Racetrack Business or involving any of the Assets, including without limitation the Real Property, or any other property (real or personal, tangible or intangible) that the Company then uses or has used in or pertaining to the Racetrack Business, other than business dealings or transactions entered into, and effective as of, immediately following the Reinvestment Date that are conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

ARTICLE 8
Sale Of Interests Or Assets

Section 8.01 Sale Notice.

(a) At any time following the date that is one year after the Reinvestment Date, any party holding less than 50% of the issued and outstanding Units on a Fully-Diluted Basis (the “Minority Member”) may deliver a notice (the “Sale Notice”) to the party (together with its Affiliates) holding more than 50% of the issued and outstanding Units on a Fully-Diluted Basis (the “Majority Member”) stating that the Minority Member desires to determine the Fair Market Value of the Company. The Fair Market Value of the Company shall be determined as described in Section 8.02.

(b) The Sale Notice shall contain the name of an independent valuation firm (the “Minority Valuation Firm”) and, within 10 days after receipt of the Sale Notice, the Majority Member shall also select an independent valuation firm (the “Majority Valuation Firm”) and shall notify the Minority Member of such selection.

(c) Each of Parent and Investor shall pay the fees and expenses of the independent valuation firm it retains. In addition, the Company shall promptly supply all information reasonably requested by the independent valuation firms in performing their valuations.

Section 8.02 Procedure for Determining Fair Market Value of the Company.

(a) The Minority Valuation Firm and the Majority Valuation Firm shall each determine the Fair Market Value of the Company as promptly as possible, but in no event later than 30 days following the date upon which the Sale Notice was given. Such values shall be determined assuming the sale of the applicable assets of the Company at a price agreed between a willing seller and a willing buyer in an arms-length transaction with no deductions for lack of liquidity, forced sale or similar considerations.

(b) If the values calculated by the Minority Valuation Firm and the Majority Valuation Firm do not vary by more than 10%, then the Fair Market Value of the Company shall be the average of the two valuations. If the values so calculated vary by more than 10%, then the Minority Valuation Firm and Majority Valuation Firm shall, within five days of the date their valuations were first given, select a third valuation firm which will make its own determination of the Fair Market Value of the Company. The Company, the Minority Valuation Firm and Majority Valuation Firm shall supply all information required by the third firm so that it can complete its valuation not later than 20 days following its selection. Its valuation shall be delivered in a certificate to the Minority Member, the Majority Member, the Minority Valuation Firm and the Majority Valuation Firm. The Fair Market Value of the Company shall then be the average of (i) the value obtained by the third valuation firm and (ii) the value obtained by the other valuation firm whose valuation is closer to that obtained by the third valuation firm. Each of Parent and the Investor shall pay fifty percent of the fees and expenses of such third valuation firm.

Section 8.03 Sale; Payment of the Sale Price.

(a) The Fair Market Value of the Company determined pursuant to the procedures described above shall be binding upon the Company for a period of one year after its final determination, and the fair market value of the Units owned by the Minority Member shall be the product of the membership percentage interest held by the Minority Member and the Fair Market Value of the Company (such product, the “Sale Price”).

(b) If, following determination of the Sale Price, the Minority Member determines to sell its Units, it shall first offer such Units to the Majority Member at the Sale Price and the Majority Member shall have 60 days in which to either (i) determine whether to accept such offer or (ii) accept such offer and assign such right to purchase such Units at the Sale Price to a third party selected in the sole and absolute discretion of the Majority Member. If the Majority Member chooses to accept the offer or accept the offer and assign such right to purchase or declines such offer, it shall notify the Minority Member in writing (the “Majority Member Notice”). If the Majority Member determines not to purchase such Units or accept the offer and assign such right to purchase such Units from the Minority Member, the Minority Member may offer such Units to any other Person for a price and on other terms as it shall deem appropriate in its sole discretion provided, however, that in the event that the Minority Member has not sold its Units within one year following the final determination of Fair Market Value, then its Units shall continue to be subject to the terms and conditions set forth in this Article 8. Within 10 days of any agreement to sell such Units, the Minority Member shall notify the Majority Member of such agreement (the Majority Member, its assignee or such other buyer, as the case may be, the “Final Buyer”).

(c) Within 10 days (or such other period as is acceptable to the Minority Member) after any agreement to sell the Units held by the Minority Member at the Sale Price, the Final Buyer shall deposit the Sale Price in cash with a paying agent chosen by the Company (the “Paying Agent”) and the Minority Member shall transfer all of its Units to the Paying Agent and the closing of the sale of such Units shall take place within two Business Days thereafter.

Section 8.04 Sale of Assets or the Units. At any time following the Reinvestment Date, the Majority Member may deliver a notice to the Minority Member that it intends to initiate a transaction or series of related transactions involving a sale of all of the Assets and Real Property comprising the business of the Company and its Affiliates or all of the outstanding Units of the Company. Any such sale must be to a third party that is not affiliated with either the Majority Member or the Minority Member at a market price to be determined through a competitive sales process, and on terms and conditions reasonably determined by the Majority Member (a “Third Party Sale”). The parties shall engage the services of appropriate professionals, selected by the Majority Member, to solicit offers to purchase the Real Property and Assets or all of the outstanding Units of the Company from unaffiliated third parties. The Majority Member and Minority Member shall use their respective commercially reasonable efforts to enter into a purchase and sale agreement to sell the Real Property and Assets or all of the outstanding Units to the bidder as reasonably selected by the Majority Member. The proceeds from such Third Party Sale, after payment of the appropriate pro-rata portion of the costs and expenses of such Third Party Sale attributable to the Company and any other amounts owing with respect to the Real Property and Assets, shall be distributed according to the terms of the Company’s limited liability company agreement or to the members of the Company in the event of a sale of Units, as appropriate.

ARTICLE 9
Covenants Of the Company, Parent and Investor;
Closing Conditions

Section 9.01 HSR Application. Each of the Company and Investor shall make any appropriate filing of a Notification and Report Form and Investor shall pay all applicable filing fees pursuant to the HSR Act with respect to any issuance and/or transfer of Units at the Reinvestment Date if subject to the HSR Act hereby as promptly as practicable and in any event within 10 Business Days following the date of an Option Exercise Notice, and the Company and Investor shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 9.02. Other Consents. Each of Parent, the Company and Investor shall use commercially reasonable efforts to file, seek or obtain any approval, authorization, consent or order or action of or filing with any Governmental Authority or any other Person that may be required or deemed reasonably advisable in connection with the execution and delivery by such party, as applicable, of this Agreement or the consummation of the transactions contemplated herein.

Section 9.03. Closing Conditions. The closing conditions that would apply in the event of a Default Unit Purchase (subject to waiver by Investor) are: (i) diligence will be completed to the Investor’s satisfaction, in Investor’s sole and absolute discretion, (ii) all parties’ representations and warranties shall be true in all material respects, (iii) all parties’ covenants shall have been performed in all material respects, (iv) there shall have been no material adverse change in the business, operations, financial condition or results of operations of the Company prior to closing, (v) the delivery of customary closing certificates and payment for Option Units, (vi) there shall be no pending or threatened injunction or litigation relating to the consummation of the transactions contemplated herein or the validity of any purported Trigger Event, (vii) receipt of HSR approval and if needed, other governmental approvals, and (viii) there shall have been no contravention of material contracts.

ARTICLE 10
Termination

Section 10.01 Grounds for Termination. Subject to Section 10.03 below, unless earlier terminated by mutual agreement of the parties, the Option and this Agreement shall terminate on September 23, 2013 or, if prior to that date,

(a) on the date provided for in Section 2.01(c) or (d), as the case may be, if applicable; or

(b) on the Redevelopment Date if no Trigger Event shall have occurred prior thereto; or

(c) on the date upon which Parent or the Company consummates the sale of the Assets, the Racetrack Business and the Real Property to a Person or Persons that are not Affiliates or Related Parties (if permitted by Section 6.03 hereof), or

(d) on the date of a sale to the Majority Member (or its assignee) pursuant to Section 8.03, or a Third Party Sale under Section 8.04.

Notwithstanding anything to the contrary in this Agreement, the provisions in Sections 5.02, 6.02, 8.01, 8.02, 8.03 and 8.04 shall be reflected in the limited liability agreement of the Company following the Reinvestment Date.

Section 10.02 Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any member, stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement.

Section 10.03 Option Revival. Notwithstanding the termination of this Agreement pursuant to Section 10.01(b) above due to the occurrence of a Redevelopment Date, if following the Redevelopment Date the Company and/or the Parent ceases the redevelopment of the Real Property or modifies its redevelopment plans, in either case to pursue gaming activities permitted by a Trigger Event, then this Agreement and the Option shall be automatically reinstated upon the receipt of written notice from either Investor or Parent to the other of the occurrence of such event. In such event, Investor shall have 90 days to deliver a Diligence Notice to the Company and Parent, at which time the provisions of Sections 2.01 and 2.02 shall be applicable.

ARTICLE 11
Miscellaneous

Section 11.01 Payment of Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges and fees incurred in connection with the purchase of Units on the Reinvestment Date by the Investor shall be borne by Investor. On the Reinvestment Date, the Company and its Affiliates will provide the Investor with such certificates as are reasonably requested by the Investor for purposes of establishing an exemption from withholding under Section 1445 of the United States Internal Revenue Code and the regulations thereunder.

Section 11.02 Notices. All notices, including without limitation the Trigger Notice, Diligence Notice, Option Exercise Notice, Sale Notice and Majority Member Notice, requests and other communications to any party hereunder shall be in writing and shall be deemed duly given, effective (i) three Business Days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent if sent by fax, provided, that receipt of the fax is promptly confirmed by telephone, (iii) when served, if delivered personally to the intended recipient and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed, if to Parent or the Company, to:

Stockbridge HP Holdings Company, LLC
1200 Park Place, Suite 200
San Mateo, CA 94403
Attn: Terrence E. Fancher
Tel: (650) 524-1222
Fax: (650) 524-1211

with duplicate notice to:

Stockbridge Real Estate Partners II, LLC
712 5th Avenue, 21st Floor
New York, NY 1019
Attn: Darren Drake
Tel: (646) 253-1205
Fax: (646) 253-1211

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: Daniel G. Kelly, Jr.
Fax: (650) 752-3601

      if to Investor, to:

c/o Churchill Downs Incorporated
700 Central Avenue
Louisville, KY 40208
Attn: Rebecca C. Reed
Tel: (502) 636-4429
Fax: (502) 636-4439

with duplicate notice to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attn: D. Eric Remensperger, Esq.
Tel: (213) 229-7000
Fax: (213) 229-7520

Section 11.03 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

Section 11.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except as provided in Section 5.02 hereof; and provided, further, that any such permitted assignment shall not discharge the assignor from its obligations under this Agreement.

Section 11.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.06 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 11.07 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the Transaction Documents, as defined in the Asset Purchase Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.08 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to, and not in lieu of, any other right or remedy available at law or equity. Such party may, in its sole discretion, apply to a court of competition jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHURHILL DOWNS INVESTMENT COMPANY, a Kentucky Corporation

By: /s/Michael E. Miller
Name: Michael E. Miller
Title: President

BAY MEADOWS LAND COMPANY, LLC, a Delaware limited liability company

By: /s/Terrence E. Fancher
Name: Terrence E. Fancher
Title: President

STOCKBRIDGE HP HOLDINGS COMPANY, LLC, a Delaware limited liability company
By: Stockbridge Real Estate Partners II, LLC, a Delaware limited liability company, its general partner

By: /s/Terrence E. Fancher
Name: Terrence E. Fancher
Title: President

STOCKBRIDGE REAL ESTATE FUND II-A, LP, a Delaware limited partnership
By: Stockbridge Real Estate Partners II, LLC, a Delaware limited liability company, its general partner

By: /s/Terrence E. Fancher
Name: Terrence E. Fancher
Title: President

STOCKBRIDGE REAL ESTATE FUND II-B, LP, a Delaware limited partnership
By: Stockbridge Real Estate Partners II, LLC, a Delaware limited liability company, its general partner

By: /s/Terrence E. Fancher
Name: Terrence E. Fancher
Title: President

STOCKBRIDGE REAL ESTATE FUND II-T, LP, a Delaware limited partnership
By: Stockbridge Real Estate Partners II, LLC, a Delaware limited liability company, its general partner

By: /s/Terrence E. Fancher
Name: Terrence E. Fancher
Title: President

STOCKBRIDGE HOLLYWOOD PARK CO-INVESTORS, LP, a Delaware limited partnership
By: Stockbridge Real Estate Partners II, LLC

By: /s/Terrence E. Fancher
Name: Terrence E. Fancher
Title: President and Executive Managing Director

Exhibits and schedules to Exhibit 10.3 have been intentionally omitted because they are not material. The registrant agrees to furnish such omitted exhibits and schedules supplementally to the Commission upon request.